ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of May 14,2001 by and among DIGITAL INTERIORS, INC., a California corporation with its principal office in San Jose, California (the "Buyer"), LOS GATOS HOME THEATER, INC., a California corporation with its principal office in Los Gatos, California (the "Company"), and JOSEPH J. PARIS, the Company's sole stockholder (the "Stockholder").

                              PRELIMINARY STATEMENT

         The Buyer desires to purchase, and the Company desires to sell, substantially all of the assets and business of the Company, for the consideration set forth below and the assumption of certain of the Company's liabilities set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. SALE AND DELIVERY OF THE ASSETS

         1.1 Delivery of the Assets

         (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "CLOSING"), the Company shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Company, the following properties, assets and other claims, rights and interests:

                  (i) all inventories of raw materials, work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Company (collectively, the "INVENTORY") which exist on the Closing Date (as defined below);

                  (ii) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date which are payable to the Company, including any security held by the Company for the payment thereof, but excluding any account, account receivable, note or note receivable payable by any affiliate (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 ACT")) of Seller ("AFFILIATE") to the Company (the accounts, accounts receivable, notes and notes receivable, including any related security therein, as set forth on SCHEDULE 2.14 attached hereto to be transferred to the Buyer pursuant hereto are collectively referred to herein as the ("PURCHASED RECEIVABLES");

                  (iii)  all  rights  of  the  Company   under  the   contracts,
         agreements,  leases,  licenses  and  other  instruments  set  forth  on
         SCHEDULE 2.16 attached hereto (collectively, the "CONTRACT RIGHTS");


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                  (iv) all security  deposits and prepaid  expenses set forth on
         SCHEDULE 2.23 attached hereto;

                  (v) all books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Assets, and any confidential information which has been reduced to writing relating to or arising out of the business of the Company;

                  (vi) all rights of the Company under express or implied warranties from the suppliers of the Company,

                  (vii) the motor vehicles and other rolling stock owned by the Company on the Closing Date;

                  (viii) all of the machinery, equipment, tools, production reels and spools, tooling, dies, production fixtures, maintenance machinery and equipment, computer hardware and software, furniture, leasehold improvements and construction in progress owned by the Company on the Closing Date whether or not reflected as capital assets in the accounting records of the Company (collectively, the "FIXED ASSETS");

                  (ix) all of the Company's right, title and interest in and to all goodwill and intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, including the name "LOS GATOS HOME THEATER" or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Company in its business and all licenses and other agreements to which the Company is a party (as licensor or licensee) or by which the Company is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "INTANGIBLE PROPERTY"); and

                  (x) except as specifically provided in Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Company which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

         (b) Notwithstanding the provisions of paragraph (a) above, the assets to be transferred to the Buyer under this Agreement shall not include those assets listed on SCHEDULE 1.1(B) attached hereto (the "EXCLUDED ASSETS"). The accounts receivable of the Company that are listed on SCHEDULE 1.1(B) are referred to as the "EXCLUDED RECEIVABLES."

         (c) The Inventory, Purchased Receivables, Contract Rights, Fixed Assets, Intangible Property and other properties, assets and business of the Company described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "ASSETS."


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         1.2  FURTHER  ASSURANCES.  At any time and from time to time  after the
Closing, at the Buyer's request and without further consideration, the Company and the Stockholder promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confinnation., and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

         1.3 PURCHASE PRICE AND PAYMENT TERMS. The total purchase price for the Assets shall be Three Hundred Twenty-Five Thousand Dollars ($325,000), (the "PURCHASE PRICE"). The Purchase Price shall be payable in cash as follows:

         (a) One Hundred Seventy Five Thousand Dollars ($175,000) of the Cash Portion (the "INITIAL PURCHASE PRICE") shall be delivered to the Company at the Closing. The remaining balance of the Purchase Price of One Hundred Fifty Thousand Dollars ($150,000) shall be evidenced by a Promissory Note substantially in the form attached hereto as EXHIBIT A (the "PROMISSORY NOTE"), and shall be paid to the Company on the first anniversary of the Closing, less any offsets for claims of indemnification pursuant to Subsection 9.5 hereof.

         (b) Pursuant to the "EMPLOYMENT AGREEMENT," as defined herein, the Buyer shall employ the Stockholder after the Closing, if, at any time prior to the first anniversary of the Closing, the Stockholder resigns as an employee of the Buyer or the Stockholder's employment with the Buyer is terminated for cause pursuant to the Employment Agreement, the Company shall immediately repay the Buyer that portion of the Initial Purchase Price that is equal to the product obtained by multiplying the Initial Purchase Price by the quotient of the number of whole months remaining from such date of resignation or termination for cause until the first anniversary of the Closing divided by twelve (12).

         1.4 ASSUMPTION OF LIABILITIES; ETC.

         (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "INSTRUMENT OF Assumption") substantially m the form attached hereto as EXHIBIT B, pursuant to which it shall assume and agree to perform, pay and discharge all obligations of the Company continuing after the Closing under the leases and contracts set forth on Schedule 1.4 attached hereto which become due and payable after the Closing Date (the "ASSUMED LIABILITIES").

         (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Company other than the Assumed Liabilities.

         1.5 ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Assets as set forth on SCHEDULE 1.5 attached hereto.

         1.6 THE CLOSING. The Closing shall take place at the offices of Hutchison & Mason PLLC, 3110 Edwards Mill Road, Suite 100, Raleigh, North Carolina at 12:00 p.m.,


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Eastern  Standard Time, on May 15, 2001 or at such other place,  time or date as may be mutually agreed upon in writing by the parties hereto. The transfer of the Assets by the Company to the Buyer shall be deemed to occur at 12:00 p.m., Eastern Standard Time, on the date of the Closing (the "CLOSING DATE").

         1.7 APPORTIONMENT.

         (a) Prepaid premiums on insurance if assigned as herein provided, water and sewer use charges, transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, and real property taxes for the then current tax period, shall be apportioned and adjusted as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Initial Purchase Price.

         (b) If the amount of said real property taxes has not been determined at the Closing Date, they shall be apportioned on the basis of such taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed. If such proceedings are commenced, the party commencing the same shall give the other party notice thereof and shall prosecute such proceedings and not discontinue the same without first giving the other party notice of its intention so to do and reasonable opportunity to be substituted in such proceedings; and the other party agrees to cooperate in such proceedings without being obligated to incur any expense in connectiom therewith.

         2. REPRESENTATIONS OF THE COMPANY AND THE STOCKHOLDER

         The Company and the Stockholder severally represent and warrant to the Buyer as follows:

         2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. The Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture and other entity. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Articles of Incorporation and Bylaws of the Company, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         2.2 CAPITALIZATION OF THE COMPANY. The Company's authorized capital stock consists of 1,000,000 shares of Common Stock, no par value, of which 100,000 shares are issued and outstanding and all of which are held of record and beneficially by the Stockholder. All of such shares have been duly and validly issued and are fully paid and nonassessable.


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         2.3 AUTHORIZATION.  The execution and delivery of this Agreement by the
Company, and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereby, have been duly authorized by all requisite corporate and stockholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company; (b) violate the provisions of the Articles of Incorporation or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consununation by the Company of the transactions contemplated by this Agreement.

         2.4 OWNERSHIP OF THE ASSETS SCHEDULE. 2.4(i) attached hereto sets forth a true; correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Company is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, recordable, and marketable title to the Assets, free and clear of all Encumbrances of any kind, except as set forth on
Schedule 2.4(11) attached hereto (the "Permitted Encumbrances") or as set forth on Schedule 2.26(11) attached hereto (the "Permitted Exceptions"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good, clear, recordable, and marketable title to the Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances and the Permitted Exceptions.

         2.5 FINANCIAL STATEMENTS.

         (a) The Company has previously delivered to the Buyer its unaudited balance sheet as of December 31, 2000 (the "YEAR-END BALANCE SHEET") and the related statements of income, stockholders' equity, retained earnings and changes in financial condition of the Company for the fiscal year then ended (collectively, including the Year-End Balance Sheet, the "YEAR FINANCIAL STATEMENTS"). The Company has also previously delivered to the Buyer its Current Balance Sheet and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the three-month period then ended (collectively, the "CURRENT FINANCIAL STATEMENTS"). The Year-End Financial Statements and the Current Financial Statements (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied consistently with past practice and are certified by the Company's certified public accountant.


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         (b) The Financial  Statements  fairly present,  as of their  respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated. The Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses arid costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the applicable period then ended and periods prior thereto.

         2.6 Absence of Undisclosed Liabilities Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on
Schedule 2.6 attached hereto or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and riot material in amount, either individually or in the aggregate, the Company does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets. For purposes of this Subsection 2.6, "material" means any amount in excess of One Thousand Dollars ($1,000).

         2.7 Litigation Except as set forth on Schedule 27 attached hereto, the Company is not a party to, or to the Company's best knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Company. The Company is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

         2.8 Insurance Schedule 2.8 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Company and of all life msurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since 1997. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Company to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Company's business. All premiums' due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 2.8 attached hereto, the Company has not received any notice or other communication from any issuer of the Insurance Policies since 1997 canceling or materiaily amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Company, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

         2.9 Inventory Schedule 2.9 attached hereto sets forth a true, correct and complete list of the Inventory as of the date hereof, including a description and the book value


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thereof.  Schedule 2.9, as updated pursuant to Subsection 7.9 hereof,  shall set forth a true, correct and complete list of the Inventory as of the Closing Date, including a description and valuation thereof. Such Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Company. The value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Company of stating the Inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

         2.10 Fixed Assets Schedule 2.10 attached hereto sets forth a true, correct and complete list of all Fixed Assets as of the date hereof, including a description and the book value thereof. Schedule 2.10, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description and valuation thereof. Mi of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Company in the ordinary course of business and in the production of products of the Company and normal maintenance has been consistently performed with respect to such Fixed Assets.

         2.11 Leases Schedule 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Company is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Company to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. ExcepL as set forth on Schedule 2.11 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained m any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on

         Schedule 2.11 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company. The Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

         2.12 Change in Financial  Condition  and Assets  Except as set forth on
Schedule 2.12 attached hereto, since the Balance Sheet Date, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Company. The Company has no knowledge of any existing or

- threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the Company or its business, properties, assets, condition (financial or otherwise) or prospects.


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         2.13 Tax  Matters  The  Company  has in effect a valid  election  under
Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an "S Corporation" for each taxable year since the incorporation of the Company. No facts exist that would permit the Jnternal Revenue Service to revoke such "S Corporation" election for any period prior to the Closing Date. Since the date of the incorporation of the Company and up to and including the Closing Date, the Company has not incurred or become liable for, and will not incur or become liable for, the payment of any corporate-level income tax or related interest or penalties. The Company and the Stockholder have filed all federal, state and local tax returns which are required to be filed by them and have paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due. The Company and the Stockholder are current in the payment of all income, franchise, real estate, sales, use and withholding taxes and other employee benefits, taxes or imposts. Except as set forth on Schedule 2.13 attached hereto, no deficiencies have been asserted or assessed as a result of any audit by the Infernal Revenue Service or any state or local taxing authority and no such deficiency or audit has been proposed or threatened.

         2.14 Purchased Receivables Schedule 2.14 attached hereto sets forth a true, correct and complete list of all Purchased Receivables, including an aging thereof as of the Balance Sheet Date. Schedule 2.14, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of the Purchased Receivables as of the Closing Date, including an aging thereof. All Purchased Receivables arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof within thirty (30) days of the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated m accordance with generally accepted accounting principles consistently applied.

         2.15 Books and Recoxth The general ledgers and books of account of the Company, all federal, state and local income, franchise, property and other tax returns filed by the Company, with respect to the Assets, and all other books and records of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

         2.16 Contracts and Commitments

i(a)       Schedule 2.16 attached  hereto contains a true,  complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                  (i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

                  (ii)  all  pledges,   conditional   sale  or  title  retention
         agreements,  security  agreements,   equipment  obligations,   personal
         property leases and lease purchase agreements relating to any of the Assets to which the Company is a party or by which the Company or any of its property is bound;
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                  (iii) all contracts, agreements,  commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payth or receipts by the Company of more than $1000 in the case
         of  any  single  contract,  agreement,  commitment,   understanding  or
         arrangement under which full perfonnance (including payment) has not been rendered by all parties thereto or (B) which may materially
         adversely  affect  the  condition   (financial  or  otherwise)  or  the
         properties, assets, business or prospects of the Company;

                  (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

                  (v) all agency, distributor, sales representative and similar agreements to which the Company is a party;

                  (vi) all contracts, agreements or other understandings or arrangements between the Company, the Stockholder or Affiliate of the Company;

                  (vi) all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

                  (vii)  all  contracts,   agreements  and  other  documents  or
         information relating to past disposal of waste (whether or not hazardous); and

                  (ix) any other material agreement or contract entered into by the Company.

         (b) Except as set forth on Schedule 2.16 attached hereto:

                  (i) each Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                  (ii) the Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                  (iii) the Company is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any liex, charge or encumbrance, thereunder or pursuant thereto;

                  (iv) to the best knowledge of the Company, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                  (v) the Company is not restricted by any Contract from carrying on its business anywhere in the world; and

                  (vi) the Company has no written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

         (c) Except as set forth on Schedule 2.3 or Schedule 2.16, the continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without a consent.

         (d) True, correct and complete copies of all Contracts have previously been delivered by the Company to the Buyer.

         2.17 Compliance with Agreements and Laws The Company has all requisite licenses, permits and certificates, including enviromnental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule
2.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company to the Buyer. The Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Company or its properties. The business of the Company does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the' foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defmed in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Company. Except as set forth on Schedule 2.17 attached hereto, the Company has not since 1997 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

         2.18 Employee Relations

         (a) The Company is in compliance with all federal, state and

o municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

         (b) Except as set forth on Schedule 2.18 attached hereto:

                  (i) none of the employees of the Company is represented by any labor union;

                  (ii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

                  (iii) there is no pending labor strike or other material labor trouble affecting the Company (including, without limitation, any organizational drive);

                  (iv) there is no material labor grievance pending against the Company;

                  (v) there is no pending representation question respecting the employees of the Company; and

                  (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party, or to the best knowledge of the Company, any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party.

         (c) Schedule 2.18 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by the Company to its employees and all contracts or agreements between the Company and its employees, and (b) the Company's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of Twenty Five Thousand Dollars ($25,000) the amounts paid or payable as salary and bonus payments for the year ended December 31, 2000.

         (d) For purposes of this Subsection 2.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Company's business.

         2.19  Absence  of  Certain  Changes  or  Events  Except as set forth on
Schedule 2.19 attached hereto, since the Balance Sheet Date, the Company has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

         (a) Incurred any material obligation or liability for borrowed money;

         (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

         (c)  Mortgaged,   pledged  or  subjected  to  lien,   charge  or  other
encumbrance any of the Assets;

         (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

         (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

         (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $500 in the aggregate, or waived any rights of any value;

         (g) Made any changes in compensation of its officers, directors or employees;

         (h) Authorized or issued recall notices for any of its products or initiated any safety investigations;

         (i) Received notice of any litigation, warranty claim or products liability claims; or

         (j) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.26 hereof.

         2.20 Customers Schedule 2.20 attached hereto sets forth a true, correct and complete list of the names and addresses of all current customers of the Company. None of such customers has notified the Company that it intends to discontinue its relationship with the Company.

2.20 Suppliers Schedule 2.21 attached hereto sets forth a true, correct, and complete list of the names and addresses of the ten suppliers of the Company which accounted for the largest dollar volume of purchases by the Company for the fiscal year ended December 31, 2000. None of such suppliers has notified the Company that it intends to discontinue its relationship with the Company.

         2.21 Bank Accounts Schedule 2.22 attached hereto contains a true, correct and complete list of all bank accounts and safe deposit boxes in the name of or controlled by the Company and the names of persons having access thereto.

         2.22 Prepayments and Deposits Schedule 2.23 attached hereto sets forth all prep ayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date which have been received by the Company as of the date hereof.

         2.23 Trade Names and Other Intangible Property

         (a) Schedule 2.24 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Company to the Buyer.

         (b) Except as otherwise disclosed in Schedule 2.24 attached hereto, the Company is the sole and exclusive owner of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by the Company is sufficient to conduct the Company's business as presently conducted and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Company as presently conducted by the Company. The Company has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Company has no disputes with or claims - against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller. The Company has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property.

         2.24 Employee Benefit Plans

         (a) Employee Plans Schedule 2.25 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained at any time since 1997 by the Company or by any Affiliate of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans") and, except as set forth on Schedule 2.25 attached hereto, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

         (b) Prohibited Transactions Neither the Company nor any of its Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement income Security Act of 1974, as amended ("ERJSA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

         (c) Compliance With respect to all Employee Plans, the Company and its Affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its Affiliates have in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth on
Schedule 2.25 attached hereto:

                  (i) none of the Employee Plans which are subject to Title 1V of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such aiiability being asserted by, the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to Part 3 of Subtitle 13 of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (iv) neither Company nor any Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of Section 4043(b)(l)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) neither Company nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (vii) neither Company nor any Affiliate has adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA, (viii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of EPJSA.

         (d)   Multiemployer   Plans   Schedule   2.25   lists  each  and  every
multiemployer  plan to which  the  Company  or its  Affiliates  contribute,  are required to contribute, or have ever been required to contribute. No multiemployer plan listed in Schedule 2.25 is in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" (as defined in Section 4245 of ERISA). Neither the Company nor any Affiliate has withdrawn or is reasonably expected to withdraw from a multiemployer plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," as defined for purposes of
Part I of Subtitle E of Part N of ERISA, with respect to any such plan which has not been satisfied in full. The Company and its Affiliates have rn.ade all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Company or the Buyer, or their Affiliates, officers, employees or directors with respect to such plan(s).

         (e) Retiree Benefits Except as set forth in Schedule 2.25, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

         (f) Copies of Em Plans and Related Documents The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 55 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

         (g) qualifications Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a maimer which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

         (h) Funding Status. Etc

                  (i) Except as set forth on Schedule 2.25, neither the Company nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group of Company under Section 4001(a)(14) of ERISA would be* liable for (A) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (B) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from any multiemployer plan listed on
         Schedule  2.25  occurred  before  the  Closing.  Except as set forth on
         Schedule 2.25, all Employee Plans which are subject to Title IV of ERISA have no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERJSA. There is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of
         Section 412 of ERISA. The Company shall be responsible for a pro rata portion of any minimum funding liability for the plan year in which the Closing Date falls.

                  (ii) With respect to each Employee Plan which is a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ER.ISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made by the Company. The Company shall be responsible for a pro rata portion of the employer contribution for the plan year in which the Closing Date falls.

                  (iii) All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation. The Company shall be responsible for any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before the Closing Date.

         (i) Claims and Litigation Except as set forth on Schedule 2.25, there are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any nghts or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.:

         (j) No Implied Rights Nothing expressed or implied herein shall confer upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or contmued employment with the Company, the Buyer, or any successor or affiliate.

         (k) Transfer The Company shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to the Employee Plans as named pursuant to Subsection
11.5 hereof, including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

         (l) Schedule 2.25 attached hereto sets forth the detailed procedures for assuming certain of the Employee Plans pursuant to Subsection 1.4 hereof.

(in) Liabilities The Buyer assumes no liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation.

         2.25 Real Property The Company does not own any real property.

         2.26 Acquired Assets Complete The Assets are, when utilized by a labor force substantially similar to that employed by the Company on the date hereof, adequate to conduct the business operations currently conducted by the Company.

         2.27 Regulatory Approvals All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the

Company and which are necessary for the execution and delivery by the Company of this Agreement and the documents to be executed and delivered by the Company in connection herewith are set forth on Schedule 2.28 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

         2.28  Indebtedness to and from Officers.  Directors and the Stockholder
Except as set forth on Schedule 2.29 attached hereto, the Company is not indebted, directly or indirectly, to any person who is an officer or director of the Company or the Stockholder or any - Affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer or director or to the Stockholder or Affiliate is indebted to the Company, except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         2.29 Powers of Attorney and Suretyshjp  Except as set forth on Schedule
2.30 attached hereto, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

         2.30 Disclosure No representation or warranty by the Company in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Company has disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

         3. REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Company and the Stockholder as follows:

         3.1 Organization and Authority The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Company and the Stockholder, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         3.2 Capitalization of the Buyer As of the date hereof and as of the Closing Date, the authorized capital stock of the Buyer consists (and willconsist) of 33,000,000 shares of Common Stock and 12,079,795 shares of Preferred Stock. All of the outstanding shares of stock of Digital Interiors are owned by Home Director, Inc. All of the issued and outstanding shares of the Buyer's capital stock have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding obligations, options, warrants, convertible securities, subscriptions, or other com or rights (matured or contingent) of any nature to which the Buyer is a party to acquire or subscribe for any securities of the Buyer. There are no bonds,- debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Parent may vote. There are no preemptive rights, rights of first refusal, voting rights, change of control or similar rights, anti-dilution protections or other rights by which the Buyer is bound.

         3.3 Authorization The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered mto and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (1,) violate the provisions of the Buyer's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflicts with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

         3.4 Regulatory Approvals All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

         3.5 Disclosure No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

         4. ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS

         4.1 The Buyer's Access to Management. Properties and Records

         (a) From the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall finnish to the Buyer such financial and operating data and other information as to the Assets and the- business of the Company as the Buyer shall reasonably request.

         (b) The Company shall authorize the release to the Buyer of all files pertaining to the Company, the Assets or the business or operations of the Company held by any federal, state, county or local authorities, agencies or instrumentalities.

         4.2 The Company's Access to Records From the date of this Agreement until the Closing Date, the Buyer shall afford the officers, attorneys, accountants and other authorized representatives of the Company free and full access upon reasonable notice and during normal business hours to all historical financial statements of the Buyer as the Company shall reasonably request and to the business plan of the Buyer.

         4.3 Confidentiality All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Company or the Buyer which shall have been furnished by the Buyer or the Company to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than theft respective employees, directors, attorneys, accountantsa or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

         4.4 Public Announcements The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of both parties, which approval shall not be unreasonably withheld.

         5. PRE-CLOSING COVENANTS OF THE COMPANY

         From and after the date hereof and until the Closing Date:

         5.1 Conduct of Business The Company shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of the Company shall be used, operated, repaired and maintained in a nor business manner consistent with past practice.

         5.2 Absence of Material Changes Without the prior written consent of the Buyer, the Company shall not:

         (a) Take any action to amend its Articles of Incorporation or Bylaws;

         (b) Issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

         (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

         (d) Declare or make any payment or distribution to the Stockholder with respect to his stock or purchase or redeem any shares of its capital stock;

         (e) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

         (f) Sell, assign, or transfer any of the Assets, except for inventory sold m the ordinary course of business, at a normal profit margin, and for not less than replacement& cost;

         (g) Cancel any debts or claims, except in the ordinary course of business;

         (h) Merge or consolidate with or into any corporation or other entity;

         (i) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

         (j) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

         (k) Waive any rights of material value;

         (l) Modif amend, alter or terminate any of its executory contracts of a material value or which are material in amount; -

         (m) Take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

         (n) Fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees,
(iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

         (o) Fail to operate its business and maintain its books, accounts and records in the customary maimer and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

         (p) Enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for. payments which in the aggregate do not exceed One Thousand Dollars ($1,000) for each such lease, contract, agreement or understanding;

         (q) Engage any employee for a salary in excess of Twenty Five Thousand Dollars ($25,000) per annum;

         (r) Materially alter the terms, status or funding condition of any Employee Plan; or

         (s) Commit or agree to do any of the foregoing in the future.

         5.3 Taxes The Company shall, on a timely basis, file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of the Company or the ownership of the Assets on or prior to the Closmg Date or (b) on account of the sale of the Assets (including a pro-rata portion of all personal property and excise taxes payable with respect to the Assets by the Seller).

         5.4 Communication with Customers and Suppliers

         (a) Unless instructed otherwise by the Buyer in writing, the Company shall accept customer orders in the ordinary course of business and consistent with past practice as the Buyer's agent for all products offered by the Company but expected to be shipped by the Buyer after the Closing Date.

         (b) The Company and the Buyer shall cooperate in communication with suppliers and customers to accomplish the transfer of the Assets to the Buyer on the Closing Date.

         5.5 Compliance with Laws The Company shall comply with all laws and regulations which are applicable to it, its ownership of the Assets or to the conduct ofits business and will perform and comply with all contracts, commitments and obligations by which it is bound.

         5.6 Continued Truth of Representations and Warranties of the Company The Company shall not take any actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

         5.7 Continuing Obli to Inform From time to time prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule - inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

         5.8 Exclusive Dealing The Company and the Stockholder shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets, or any equity interest in, the Company or any equity investment, merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

         6. BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS

The Company, the Stockholder, and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

         7. CONDITIONS TO OBLIGATIONS OF THE BUYER

The   obligations  of  the  Buyer  under  this  Agreement  are  subject  to  the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

         7.1 Continued Truth of Representations and Warranties of the Company and the Stockholder Compliance with Covenants and Obligations The representations and warranties of the Company and the Stockholder shall be Irue on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the ternis hereof or consented to in writing by the Buyer. The Company and the Stockholder shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         7.2 Corporate Proceedings All corporate and other proceedings required to be taken on the part of the Company and the Stockholder to authorize or cany out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

- 7.3 Governmental Approvals All governmental agencies, departments; bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Company of the transactions contemplated by this Agreement and the operation of the Company's business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

         7.3 Consents of Lenders, Lessors and Other Third Parties The Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto.

         7.4 Adverse Proceedi No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after the Closing.

         7.5 Opinion of Counsel The Buyer shall have received an opinion of Wintle & Kane LLP, counsel to the Company and the Stockholder, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

         7.6 Board of Directors Approval The Board of Directors of the Buyer shall have duly authorized the transactions contemplated by this Agreement.

         7.7 The Assets Except for the Permitted Encumbrances, at the Closing the Buyer shall receive good, clear, record and marketable title to the Assets, free and clear of all hens, liabilities, security interests and encumbrances of any nature whatsoever.

         7.8 Update The Company shall have provided the Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

         (a) the lnventory

         (b) the Fixed Assets;

         (c) the Purchased Receivables, including an aging thereof;

         (d) the trade accounts payable and accrued liabilities assumed pursuant to Subsection l.4(a)(i) and (ii) hereof;

         (e) all unfilled customer orders; and

         (f)  all  shipments  made  during  the  period  from  the  date of this

Agreement to the Closing Date, -

none of which information shall be materially different from the information supplied by the Company as of the date hereof on Schedules 2.9, 2.10, 2.14 and
2.20 attached hereto.

         7.9 Employment Agreement On or prior to the Closing Date, the Buyer and the Stockholder shall have executed and delivered sri Employment Agreement in substantially the form attached hereto as Exhibit D (the "Employment Agreement").

         7.10 Assignment of Insurance Policies On or prior to the Closing Date, the Company shall have assigned to the Buyer any and all insurance policies extending warranty or products liability coverage to the Company for products manufactured by the Company prior to the Closing Date or for claims made on or prior to the Closing Date.

         7.11 Trade Payabl On the Closing Date, the Company shall not have obligations, exceeding $5,400 in the aggregate, to suppliers and vendors of goods and services and other trade creditors which have been outstanding for more than 60 days.

         7.12 Tax Lien Waivers On or prior to the Closing Date, the Seller shall have obtained and delivered to the Buyer tax lien waivers from all jurisdictions in which Assets are located and which provide such tax lien waivers.

         7.13 Small Business Administration Loan On or prior to the Closing Date, the. Company and the Stockholder shall have paid in full the Small Business Administration Loan (the "SBA Loan") currently owed by the Stockholder. The Buyer may, in its sole discretion, agree to pay the SBA Loan, provided it receives proper wiring instructions prior to the Closing Date. If the Buyer pays the SBA Loan pursuant to this subsection, the parties agree that the Initial Purchase Price due the Company at the Closing Date shall be reduced by an amount equal to the final payoff amount of the SBA Loan paid by the Buyer.

         7.14 Closing Deliveries The Buyer shall have received at or prior to the Closing each of the following documents:

         (a) a bill of sale substantially in the form attached hereto as Exhibit E;

         (b) such instruments of conveyance, assignment and transfer, in forni and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets;

         (c) all technical data, formulations, product literature and other documentation relating to the Company's business, all in form and substance satisfactory to the Buyer;

         (d) such contracts, files and other data and documents pertaining to the Assets or the Company's business as the Buyer may reasonably request;

         (e) copies of the general ledgers and books of account of the Company, and all federal, state and local income, franchise, property and other tax returns filed by the Company with respect to the Assets since 1997;

         (f) such certificates of the Company's officers and such other documents evidencing satisfaction of the conditions specified in Section 8 as the Buyer shall reasonably request;

         (g) a certificate of the Secretary of State of the State of California as to the legal existence and good standing (including tax) of the Company in California,

         (h) certificates of the Secretary of the Company attesting to the incumbency of the Company's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

         (i) e certificates from each lessor from whom the Company leases real or personal property consenting to the assumption of such lease by the Buyer and representing that there are no outstanding claims against the Company under any such lease;

         (j) estoppel certificates from each tenant to whom the Company leases real property consenting to the assumption of such lease by the Buyer and representing that there are not outstanding claims against the Company under any such lease;

         (k) the schedules listed in Subsection 7.9;

         (l) evidence of compliance with all state and federal environmental,

         occupational, work place disclosure and right to know laws;

         (m) cross receipt executed by the Buyer and the Company;

         (n) a letter, in a form and substance satisfactory to Buyer in Buyer's sole discretion, from Cupertino National Bank, the financial institution holding the SBA Loan, stating the SBA Loan has been paid in full prior to the Closing Date; and

         (o) such other documents, instruments or certificates as the Buyer may reasonably request.

         7.16 No Material Adverse Change There shall have been no material adverse change or decline in the value of the assets or the business, condition (financial or otherwise), results of operations, or prospects of the Company since the date of this Agreement.

         7.17 Due Diligence The results of Buyer's accounting, financial, and legal due diligence review of the Company shall be satisfactory to Buyer, within its sole discretion.

         8. CONDITIONS TO OBLIGATIONS OF THE COMDANY AND THE STOCKHOLDER

The obligations of the Company and the Stockholder under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Company and the Stockholder:

         8.1 Continued Truth of Representations and Warranties of the Buyer; Comt with Covenants and Obligations The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Company and the Stockholder. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         8.2 Corporate Proceedings All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

         8.3 Governmental Ai All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized permitted or approved such transactions.

         8.4 Consents of Lenders. Lessors and Other Third Parties The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

         8.5 Adverse Proceedings No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Assets. -

         8.6 Opinion of Counsel The Company and the Stockholder shall have received an opinion of Hutchison & Mason PLLC, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F, and as to such other matters as may be reasonably requested by the Company or its counsel.

         8.7 Employment Agreement On or prior to the Closing Date, the Buyer and the Stockholder shall have executed and delivered the Employment Agreement.

         8.8 Closing Deliveries The Company and the Stockholder shall have received at or prior to the Closing each of the following documents:

         (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Company and the Stockholder shall reasonably request;

         (b) a certificate of the Secretary of State of the State of California as to the legal existence and good standing (including tax) of the Buyer in California;

         (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement, and the authenticity and contmuing validity of the charter documents delivered pursuant to Subsection 3.1;

         (d) Instrument of Assumption of Liabilities executed by the Buyer and accepted by the Company;

         (e) payment of the Initial Purchase Price;

         (f) the Promissory Note;

         (g) cross receipt executed by the Buyer and the Seller; and

         (h) such other documents, instruments or certificates as the Seller may reasonably request.

         9. INDEMNIFICATION

         9.1 By the Buyer and the Company and the Stockholder The Buyer and the Company and the Stockholder, severally, each hereby indemnifies and holds harmless the other party against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Company and the Stockholder in connection with each and all of the following:

         (a) Any breach by the indemnifying party of any representation or warranty in this Agreement;

         (b)  Any  breach  of  any  covenant,  agreement  or  obligation  of the
indemnifying   party  contained  in  this  Agreement  or  any  other  agreement, instrument or document contemplated by this Agreement; and

         (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         9.2 By the Company and the Stockholder The Company and the Stockholder, severally, further agree to indenmify and hold harmless the Buyer- from any and all claims damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following:

         (a) Any claims against, or liabilities or obligations of, the Company or against the Assets not specifically assumed by the Buyer pursuant this Agreement;

         (b) The failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Company or the transactions contemplated by this Agreement;

         (c) Any violation by the Company of, or any failure by the Company to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to the Company, the Assets or the Company's business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (i) in order to bring the Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (ii) in connection with the transfer of the Assets;

         (d) Any warranty claim or product liability claim relating to (i) products manufactured or sold by the Company prior to the Closing Date or (ii) the Company's business or operation prior to the Closing Date;

         (e) Any tax liabilities or obligations of the Company;

         (f) Any claims against, or liabilities or obligations of, the Company with respect to obligations under Employee Plans not specifically assumed by the Buyer pursuant to this Agreement; and

         (g) Any breach by the Stockholder of the Employment Agreement.

         9.3 Claims for Indemnification Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit alter notification thereof as provided in Subsection 9.4 of this Agreement. -

         9.4 Defense by Indemnifying Party In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such maimer as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the lndemmfied Party did not defend or settle such third party claim in a reasonably prudent manner.

9.5 Satisfaction of Indemnification Obligation The Buyer may offset any amounts owed by the Company or the Stockholder pursuant to Section 9 of the Agreement against the principal amount and interest owed by the Buyer pursuant to the Promissory Note.

         9.6 Survival of Representations Claims - for Indemnification All' representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such two-year period.

         9.7 Other Remedies The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy that any party may have for any indemnification claim pursuant to Section 9 of this Agreement.

         10. POST-CLOSING AGREEMENTS

The Company and the Stockholder, severally, agree that from and after the Closing Date:

         10.1 Proprietary Information

         (a) The Company and the Stockholder shall hold in confidence, and. use their respective best efforts to have all of the Company's officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Company and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company or the Stockholder.

         (b) The Company and the Stockholder agree that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

         10.2 Sharing of Data

         (a) The Company and the Stockholder shall have the right for a period of three years following the Closing Date to have reasonable access to such. books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding the business of the Company prior to the Closing Date and for complying with their obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Company or the Stockholder pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Company transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

         (b) The Company, the Stockholder, and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Company to the Buyer and the operation thereof by the Buyer.

         10.3 Use of Name The Company and the Stockholder severally agree not to use the name "LOS GATOS HOME THEATER, INC." or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Company on the date hereof.

         10.4 Cooperation in Litigation Each party hereto shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Company prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, and agcnts reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         10.5 Excluded Receivables All Excluded Receivables shall remain the property of the Company and the Company shall be responsible for collecting the Excluded Receivables. If the Buyer receives payment for any Excluded Receivables, the Buyer shall hold such amounts in trust for the benefit of the Company and shall pay the Company such amounts within ten (10) business days. The Buyer shall be responsible for collecting the Purchased Receivables. If the Company receives payment for any Purchased Receivables, the Company shall hold such amounts in trust for the benefit of the Buyer and shall pay the Buyer such amounts within ten (10) business days. Neither party shall be compensated for the services rendered by it while holding any receivables in trust for the benefit of the other party in accordance with the provisions of this paragraph.

         11. TERMINATION OF AGREEMENT

         11.1 Termination by Lapse of Time This Agreement shall terminate at

         5:00 p.m., Eastern Standard Time, on May 20, 2001, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

         11.2 Termination by Agreement of the Parties This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company and the Stockholder under this Agreement, and the Company and the Stockholder shall have no further obligation or liability to the Buyer under this Agreement.

         11.3 Termination by Reason of Breach This Agreement may be terminated by the Company and the Stockholder, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder. This Agreement may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Company and the Stockholder or the failure of the Company and the Stockholder to perform any condition or obligation hereunder.


         12. TRANSFER AND SALES TAX

Notwithstanding any provisions of law imposing the burden of such taxes on the Company or the Buyer, as the case may be, the Company shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder, If the Company shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Company shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

         13. BROKERS

         13.1 For the Company and the Stockholder The Company and the Stockholder severally represent and warrant that neither has engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company and the Stockholder agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

         13.2 For the Buyer The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions, or finder's fees, m connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Company and the Stockholder against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

         14. NOTICES

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties maya have given notice:

To the Company:            Los Gatos Home Theater Inc.

                           151 East Main Street

                           Los Gatos, CA 95030

                           Attention: Joseph J. Paris, President

                           With a copy to: Wintle & Kane, LLP

                           10 Almaden Boulevard, Suite 1220

                           San Jose, CA 95113

                           Attention: Roger D. Wintle

To the Buyer:              Digital Interiors, Inc.

                           c/o Home Director, Inc.

                           1015 Aviation Parkway, Suite 100

                           Morrisville, NC 27560

                           Attn: Steven L. Carnevale, Chief Financial Officer

                           With copies to: Hutchison & Mason PLLC

                           3110 Edwards Mill Road, Suite 100

                           Raleigh, North Carolina 27612

                           Attn: J. Robert Tyler, UI


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; or (b) three business days after being sent, if sent by registered or certified mail.

         15. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, the Company, and the Stockholder may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

         16. ENTIRE AGREEMENT: AMENDMENTS; ATTACHMENTS

(a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties including without limitation, the Letter of Intent, dated February --, 2001, between the Buyer and the Company. This Agreement may be amended or modified, in such manner as may be agreed upon, by a written instrument executed by the Buyer,' the Company, and the Stockholder.

(b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         17. EXPENSES

Except as otherwise expressly provided herein, the Buyer, the Company, and the Stockholder shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

         18. LEGAL FEES

In the event that legal proceedings are commenced by the Buyer against the Company or the Stockholder, or by the Company or the Stockholder against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

         19. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws.

         20. SECTION HEADINGS

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         21. SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         22. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

(The remainder of this page left blank intentionally)



IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

DIGITAL INTERIORS, INC.


By:
     ------------------------
Steven L. Carnevale

Chief Financial Officer


COMPANY:

LOS GATOS HOME THEATER, INC.


By:
     ------------------------
Joseph J. Paris

President

STOCKHOLDER:

By:
     ------------------------
Joseph J. Paris